SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549


                        ---------------------------


                                 FORM 8-K

                              CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF

                    THE SECURITIES EXCHANGE ACT OF 1934


                        ---------------------------


     Date of Report (Date of Earliest Event Reported): September 30, 1997


                               BONTEX, INC.
          (Exact name of Registrant as specified in its charter)


            Virginia          0-5200           22-1427551
            (State or other   (Commission      (IRS Employer
            jurisdiction of   File Number)     Identification No.)
            incorporation)


            One Bontex Drive
            Buena Vista, Virginia                        24416-0751
            (Address of principal executive offices)     (Zip Code)


    Registrant's telephone number, including area code: (540) 261-2181


-----------------------------------------------------------------------------
       (Former name or former address, if changed since last report)

      Item 5.     Other Events.
      ------      ------------

      On September 30, 1997, the Board of Directors of Bontex, Inc. adopted a Shareholder Rights Plan designed to protect shareholders from abusive takeover tactics and from any attempt to acquire control of the Corporation for an inadequate price. The Board declared a dividend of one right on each outstanding share of Bontex Common Stock, payable to shareholders of record on October 15, 1997.

      The Shareholder Rights Plan was not adopted in response to any specific threat to acquire control of the Corporation. The plan was approved after careful consideration and study during the past eighteen months to enhance the Board's ability to protect shareholders' interests. Over 1,200 companies, inside and outside Virginia and many Fortune 500 companies, have adopted similar rights plans.

      The rights plan is not intended to and will not prevent an acquisition of the Corporation. Nor does the rights plan in any way weaken the Corporation's financial strength or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to Bontex or its shareholders, and will not change the way Bontex shares are traded.

      The Plan provides that until a person or group acquires 20% or more of Bontex's Common Stock or commences a tender offer that will result in such person or group owning 20% or more of Bontex's Common Stock, the rights will be evidenced by the Common Stock certificates, will automatically trade with the Common Stock and will not be exercisable. Thereafter, separate rights certificates will be distributed, and each right will entitle its holder to purchase Participating Preferred Stock having economic and voting terms similar to those of one share of Common Stock for an exercise price of $9.00.

      The Plan further provides that if any person or group acquires 20% or more of Bontex's Common Stock, ten days thereafter (or such earlier or later date as the Board may choose), each right other than rights held by the 20% or greater shareholder, to the extent permitted by applicable law, will entitle its holder to purchase for $9.00 (exercise price) a number of shares of Bontex Common Stock having a market value of twice the exercise price. Also, if Bontex is involved in a merger with an owner of 20% or more of the Common Stock or sells more than 20% of its assets or earning power or is involved with an owner of 20% or more of the Common Stock in certain "self dealing" transactions, each right will entitle its holder to purchase, for the exercise price, a number of shares of Common Stock of the acquiring company having a market value of twice the exercise price. If any person or group acquires between 20% and 50% of Bontex's Common Stock, Bontex's Board may, at its option, exchange one share of Bontex Common Stock for each right.

      At the discretion of the Board, Bontex will be entitled to redeem the rights for $0.01 per right at any time prior to announcement that a 20% position has been acquired, and for ten days after the announcement, unless such period has been extended by the Board of Directors.

      The plan contains special grandfather provisions which exclude from those persons who trigger the plan, James C. Kostelni, the current CEO of the Corporation, and named shareholders who beneficially own in excess of 20% of the currently outstanding Bontex Common Stock. These persons may increase their current stock holdings in Bontex by up to 5%, and with Board approval, in excess of 5%, without causing the rights to separate and become exercisable.

      A letter regarding the Rights Plan and a summary of terms of the Plan will be mailed to all Bontex shareholders.

      Bontex is a leading global manufacturer of elastomeric wet web impregnated fiberboard products used by the footwear, headwear, luggage, leathergoods, and automotive industries. The Company maintains corporate headquarters and manufacturing facilities at Bontex, Inc., USA, One Bontex Drive, Buena Vista, Virginia and at Bontex SA, Stembert Belgium; distribution and converting facility at Bontex Italia, Verona, Italy; and distribution subsidiaries, Bontex de Mexico, SA de CV, in Leon, Mexico and Bontex Hong Kong in Hong Kong. Bontex also maintains a network of liaison offices and distributors globally to market Bontex products.

      The stock of Bontex, Inc. is traded over-the-counter on the Nasdaq stock market under the symbol of BOTX.

                                SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  BONTEX, INC.



                                  By  s/James C. Kostelni
                                      -----------------------------
                                        James C. Kostelni
                                        President

Date:  October 8, 1997